Exhibit 99.1
Lloyd I. Miller III
4550 Gordon Drive
Naples, Florida 34102
Telephone: (239) 262-8577
Telecopier: (239) 262-8025
November 20, 2007
VIA COURIER
Gencor Industries, Inc.
5201 North Orange Blossom Trail
Orlando, Florida 32810
Attn: Secretary of the Corporation
Re: Notice of Director Nomination to be presented at the Annual Meeting of Stockholders
Ladies and Gentlemen:
     The undersigned, Mr. Lloyd I. Miller III, is the record owner of 10,800 shares and the beneficial owner of approximately 918,166 shares of common stock, par value $0.10 per share (the “Common Stock”), of Gencor Industries, Inc., a Delaware corporation (the “Company” or “Gencor”). The undersigned intends to maintain ownership of the Common Stock through the record date and meeting date of the 2008 Annual Meeting of Gencor Stockholders (the “Annual Meeting”).
     Mr. Miller, as a record and beneficial holder of Common Stock, hereby gives notice of his nomination for the election of directors by holders of Common Stock to the Board of Directors of Gencor in connection with the Annual Meeting.
     According to the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders, dated February 8, 2007 (the “Proxy Statement”), and pursuant to Section 4(c) of the Company’s Amended and Restated Bylaws (the “Bylaws”), in order for a stockholder to make a nomination for the election of a director at the Annual Meeting, such stockholder must give notice to the Secretary of Gencor at its principal executive offices no earlier than November 7, 2007 and no later than December 7, 2007, the 120th and 90th days, respectively, preceding the first anniversary of the previous year’s annual meeting. Mr. Miller’s notice is being delivered after November 7, 2007 and prior to the December 7, 2007 deadline and otherwise in accordance with Article II, Section 4 of the Company’s Bylaws.
     Mr. Miller proposes to nominate himself, Lloyd I. Miller III (the “Nominee”), at the Annual Meeting for election by the holders of the Common Stock to serve as a director of the Board of Directors of the Company. Mr. Miller intends to appear in person or by proxy at the Annual Meeting to nominate the Nominee.

     Mr. Miller proposes the election of the Nominee for the purpose of diversifying the current Board of Directors with a new, independent director who will seek to further the goals of all Gencor stockholders. Mr. Miller has not entered into any arrangement or understanding with any other person in connection with his nomination for the election of directors.
     Pursuant to the Proxy Statement and Regulation 14A of the Securities Exchange Act of 1934, as amended, information about the Nominee is set forth in Annex A hereto.
     The name and business and residence address of the undersigned stockholder and Nominee as they appear in the Company’s books are: Lloyd I. Miller, 4550 Gordon Drive, Naples, Florida 34102. As a beneficial owner of approximately 11.5% of the Company’s Common Stock and a Nominee, the undersigned has a direct interest in the outcome of the vote at the Annual Meeting.
     Annex B includes a copy of the Schedule 13D/A filed by the undersigned with the Securities and Exchange Commission on November 20, 2007, reflecting the undersigned’s beneficial ownership of the Common Stock of Gencor as of such date.
     Annex C sets forth the written consent of the Nominee to be named as a nominee and to serve as a director if elected.

     Mr. Miller hereby gives Gencor notice of his desire to present the Nominee at the Annual Meeting and intends to appear in person or by proxy to do so.
Very truly yours,
/s/ Lloyd I. Miller III
Lloyd I. Miller III

Annex A
Mr. Miller is an independent investor and has served on numerous corporate boards, including Vulcan International, Aldila, Inc., and Denny’s. He is currently a director of the following public companies: Pharmos Corporation, Stamps.com Inc., Synergy Brands, Inc., and Gene Logic Inc. Mr. Miller is a member of the Chicago Board of Trade and the Chicago Stock Exchange, and is a registered Investment Advisor. Mr. Miller received his B.A. from Brown University.

Annex B
Schedule 13D/A
     The attached Schedule 13D/A includes information about Mr. Miller’s record and beneficial ownership of Gencor Common Stock.

Annex C
Consent of Nominee
I hereby consent to the use of my name and any references to me as a person nominated to become a director of Gencor Industries, Inc., in the nomination and in the proxy statement of Gencor and any proxy statement that may be filed by Mr. Lloyd I. Miller III, and any amendments or supplements thereto with respect to the meeting of stockholders in 2008, and hereby consent to serving as director of Gencor if elected.
Dated: November 20, 2007

/s/ Lloyd I. Miller III
Lloyd I. Miller III